Exhibit 5.1

Manatt, Phelps & Phillips, LLP

March 27, 2017

Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Stamps.com Inc., a Delaware corporation (the “Company”), as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of:  (1) 3,300,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Stamps.com Inc. 2010 Equity Incentive Plan (the “2010 EIP”), of which 2,100,000 shares are pursuant to the 2014 Amendment to the 2010 EIP and 1,200,000 shares are pursuant to the 2016 Amendment to the 2010 EIP (together, the “2010 EIP Shares”), (2) 60,650 shares of Common Stock (the “2016 SE EIP Shares”) issuable under the Stamps.com Inc. 2016 ShippingEasy Equity Inducement Plan (the “2016 SE EIP”), and (3) 87,134 shares of Common Stock (the “2016 SE MIP Shares” and, together with the 2010 EIP Shares and the 2016 SE EIP Shares, the “Shares”) issuable under the Management Incentive Plan (the “2016 SE MIP”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation of the Company, as amended and as in effect on and as of the date hereof, the bylaws of the Company, as amended and as in effect on and as of the date hereof, records of relevant corporate proceedings with respect to the authorization and issuance of the Shares, and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein.  We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

11355 West Olympic Boulevard, Los Angeles, California  90064-1614   Telephone:  310.312.4000  Fax:  310.312.4224
Albany | Chicago | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

Stamps.com Inc.
March 27, 2017

In connection with our representation of the Company, and as a basis for the opinions expressed herein, we have assumed the legal capacity of all natural persons, the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We have further assumed that the Company does not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to the 2010 EIP, 2016 SE EIP or 2016 SE MIP or on exercise of options or other rights awarded under such plans. We have also assumed that all of the Shares issuable or eligible for issuance under each of the 2010 EIP, 2016 SE EIP and 2016 SE MIP following the date hereof will be issued for not less than par value. We have not independently verified any of those assumptions.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The 2010 EIP Shares will be legally issued, fully paid and non-assessable when issued and paid for in the manner referred to in the 2010 EIP and pursuant to the agreements that accompany the 2010 EIP.

2.
The 2016 SE EIP Shares will be legally issued, fully paid and non-assessable when issued and paid for in the manner referred to in the 2016 SE EIP and pursuant to the agreements that accompany the 2016 SE EIP.

3.
The 2016 SE MIP Shares will be legally issued, fully paid and non-assessable when issued and paid for in the manner referred to in the 2016 SE MIP and pursuant to the agreements that accompany the 2016 SE MIP.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Sincerely,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP